Exhibit 99.1

345 Inverness Drive South Building C, Suite 310 Englewood, CO 80112	T 303•858•8358 F 303•858•8431 gevo.com

Gevo Reports Second Quarter 2018 Financial Results

- Gevo to Host Conference Call Today at 4:30 p.m. EDT/2:30 MDT -

●	Ended the quarter with cash and cash equivalents of $27.0 million

●	Reports net loss per share of ($7.19) for the quarter

●	Reports non-GAAP adjusted net loss per share[1] of ($3.31) for the quarter

●	Reports revenue of $9.4 million for the quarter

●	Reports loss from operations of $4.4 million for the quarter

●	Reports non-GAAP cash EBITDA loss[2] of $2.6 million for the quarter

ENGLEWOOD, Colo. – August 8, 2018 - Gevo, Inc. (NASDAQ: GEVO) today announced financial results for the three months ended June 30, 2018.

“During the quarter we made very good progress in restructuring our balance sheet and on the business development front by securing our first commercial off-take agreement for our renewable alcohol to jet fuel. We continue to make progress with our plan to improve our profitability through low-carbon ethanol, which we expect to reduce our net cash burn over time, and we continue to work to secure solid offtake agreements to support the buildout of our plant at Luverne for isobutanol, jet fuel and isooctane. As a company, we believe our strengthened balance sheet should enable us to execute our plans,” said Patrick Gruber, Chief Executive Officer of Gevo.

Key highlights for the quarter and key subsequent events included:

●

During the three months ended June 30, 2018, Gevo sold 6,281,409 shares of common stock (after giving effect to the one-for-twenty reverse stock split effected on June 1, 2018) under its at-the-market offering program, for gross proceeds of approximately $37.4 million. As of June 30, 2018, Gevo had cash and cash equivalents of $27.0 million, with gross proceeds of $14.9 million under the at-the-market offering program being added to cash since June 30, 2018 due to timing of settlement of sales under the at-the-market offering program.

●

In June 2018, Gevo received conversion notices from the holders of its 12.0% convertible senior secured notes due 2020 (the “2020 Notes”) and converted approximately $3.2 million in aggregate principal amount of 2020 Notes for an aggregate of 260,793 shares of common stock.  These conversions reduced the outstanding principal amount of the 2020 Notes to approximately $13.6 million, a reduction of approximately 18.5% in the outstanding principal amount of the 2020 Notes since March 31, 2018.

●

Also during June 2018, Gevo received notices of exercise from holders of its Series A and K Warrants to purchase common stock to issue an aggregate of 300,761 shares of common stock for total gross proceeds of approximately $1.3 million. Following these exercises, Series A Warrants to purchase 320 shares of common stock and Series K Warrants to purchase 4,006 shares of common stock remain outstanding at an exercise price of $3.80 per share.  During June 2018, the total of all outstanding warrants for Gevo were reduced by approximately 84%.

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1 Adjusted Net Loss Per Share is calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives; a reconciliation of Adjusted Net Loss Per Share to GAAP net loss per share is provided in the financial statement tables following this release.

2 Cash EBITDA loss is calculated by adding back depreciation and non-cash stock compensation to GAAP loss from operations; a reconciliation of cash EBITDA Loss to GAAP loss from operations is provided in the financial statement tables following this release.

●

Gevo continued to benefit from the results of its ongoing efforts to reduce its overall cash burn, as total operating expenses for the three months ended June 30, 2018 declined approximately $0.9 million.

●

On June 21, 2018, Gevo announced that it had entered into a long-term agreement to supply its renewable alcohol-to-jet fuel (ATJ) to Avfuel Corporation, effective July 1, 2018. The Supply Agreement with Avfuel is Gevo’s first long-term commercial supply agreement for its ATJ.

●

On June 19, 2018, Gevo announced that it had received a letter from The NASDAQ Stock Market LLC that Gevo had regained compliance with the NASDAQ Capital Market’s minimum bid price continued listing requirement.  The letter noted that as of June 18, 2018, Gevo evidenced a closing bid price of its common stock in excess of the $1.00 minimum requirement for at least ten consecutive trading days. Accordingly, Gevo has regained compliance with NASDAQ Marketplace Rule 5550(a)(2) and NASDAQ considers the matter closed.

●

On June 12, 2018, the Environmental Protection Agency announced the approval of isobutanol at a 16% blend level in gasoline for on-road use in automobiles.  Previously, isobutanol had been approved for on-road use up to a 12.5% blend. A 16% isobutanol blend in gasoline provides the same oxygen content in gasoline as an E10 gasoline, and provides other value-added benefits such as low Reid Vapor Pressure or RVP, higher energy density, high octane, and low water solubility.

●

On June 1, 2018, Gevo implemented a 1-for-20 reverse stock split previously approved by Gevo’s stockholders at an annual meeting held on May 30, 2018. Gevo’s common stock started trading on a split-adjusted basis on Monday, June 4, 2018. All share totals, per share amounts and other financial results reflected in this press release reflect the reverse stock split.

Financial Highlights

Revenues for the second quarter of 2018 were $9.4 million compared with $7.5 million in the same period in 2017. During the second quarter of 2018, revenues derived at the Luverne Facility related to ethanol sales and related products were $8.8 million, an increase of approximately $2.0 million from the same period in 2017. This was primarily a result of increased ethanol production and distiller grain prices in the second quarter of 2018 versus the same period in 2017.

During the second quarter of 2018, hydrocarbon revenues were $0.6 million, $0.05 million lower than the same period in 2017 primarily as a result of timing differences in shipping. Gevo’s hydrocarbon revenues are comprised of sales of ATJ, isooctane and isooctene.

Cost of goods sold was $10.7 million for the three months ended June 30, 2018, compared with $9.7 million in the same period in 2017, primarily as a result of increased ethanol production. Cost of goods sold included approximately $9.1 million associated with the production of ethanol, isobutanol and related products and approximately $1.6 million in depreciation expense for the three months ended June 30, 2018.

Gross loss was $1.3 million for the three months ended June 30, 2018, versus a $2.2 million gross loss in the same period in 2017.

Research and development expense decreased by $0.4 million during the three months ended June 30, 2018, compared with the same period in 2017, due primarily to a reduction in employee-related expenses.

Selling, general and administrative expense decreased by $0.5 million during the three months ended June 30, 2018, compared with the same period in 2017, due primarily to a decline in employee-related expenses.

Loss from operations in the three months ended June 30, 2018 was $4.4 million, compared with a $6.2 million loss from operations in the same period in 2017.

Non-GAAP cash EBITDA loss in the three months ended June 30, 2018 was $2.6 million, compared with a $4.4 million non-GAAP cash EBITDA loss in the same period in 2017.

Interest expense in the three months ended June 30, 2018 was $0.9 million, an increase of $0.6 million as compared to the same period in 2017, primarily due to higher interest rates on the outstanding debt.

During the three months ended June 30, 2018, Gevo incurred a non-cash loss of $2.2 million as a result of the conversion of approximately $3.2 million of outstanding 2020 Notes, primarily the result of higher closing common stock prices at the time of the conversion.

During the three months ended June 30, 2018, Gevo also incurred a net non-cash loss of $0.5 million during the quarter due to (i) a $1.7 million loss on the mark-to-market valuation of the embedded derivatives associated with the $3.2 million of 2020 Notes converted in June 2018, primarily as the result of higher stock prices at the time of conversion; and (ii) a $1.2 million dollar gain associated with the quarterly mark-to-market valuation of the 2020 Notes embedded derivative at June 30, 2018, primarily due to a lower stock price at March 31, 2018.

During the three months ended June 30, 2018, Gevo incurred a non-cash loss of $3.5 million on changes in the fair value of the derivative warrant liability, due primarily to the exercise of warrants to purchase 300,761 shares of our common stock. The loss was the result of an increased price of our common stock at the time of exercise of our warrants.

Gevo incurred a net loss for the three months ended June 30, 2018 of $11.5 million, compared with a net loss of $10.2 million during the same period in 2017. Approximately $6.2 million of the $11.5 million loss was comprised of the above non-cash losses during the three-months ended June 30, 2018. Accordingly, the non-GAAP adjusted net loss for the three months ended June 30, 2018 was $5.3 million, compared with a non-GAAP adjusted net loss of $6.8 million during the same period in 2017.3

The cash position at June 30, 2018 was $27.0 million and the total principal face value of the outstanding debt was $14.1 million.

Webcast and Conference Call Information

Hosting today’s conference call at 4:30 p.m. EDT (2:30 p.m. MDT) will be Dr. Patrick Gruber, Chief Executive Officer, Tim Cesarek, Chief Commercial Officer, Bradford Towne, Chief Accounting Officer, and Geoff Williams, General Counsel. They will review Gevo’s financial results and provide an update on recent corporate highlights.

To participate in the conference call, please dial 1(888) 771-4371 (inside the U.S.) or 1 (847) 585-4405 (outside the U.S.) and reference the access code 47296478. A replay of the call and webcast will be available two hours after the conference call ends on August 8, 2018. To access the replay, please dial 1(888) 843-7419 (inside the US) or 1(630) 652-3042 (outside the US) and reference the access code 47296478#. The archived webcast will be available in the Investor Relations section of Gevo's website at www.gevo.com .

About Gevo

Gevo is a leading renewable technology, chemical products, and next generation biofuels company. Gevo has developed proprietary technology that uses a combination of synthetic biology, metabolic engineering, chemistry and chemical engineering to focus primarily on the production of isobutanol, as well as related products from renewable feedstocks. Gevo’s strategy is to commercialize biobased alternatives to petroleum-based products to allow for the optimization of fermentation facilities’ assets, with the ultimate goal of maximizing cash flows from the operation of those assets. Gevo produces isobutanol, ethanol and high-value animal feed at its fermentation plant in Luverne, Minnesota. Gevo has also developed technology to produce hydrocarbon products from renewable alcohols. Gevo currently operates a biorefinery in Silsbee, Texas, in collaboration with South Hampton Resources Inc., to produce renewable jet fuel, octane, and ingredients for plastics like polyester. Gevo is committed to a sustainable bio-based economy that meets society’s needs for plentiful food and clean air and water.

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3 Adjusted Net Loss is calculated by adding back non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of our financial instruments, such as warrants, convertible debt and embedded derivatives; a reconciliation of Adjusted Net Loss to GAAP net loss is provided in the financial statement tables following this release.

Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, Gevo’s ability to produce ATJ in large, commercial quantities, ability of Gevo to develop markets for its products, the ability of Gevo to become profitable and execute on its plans and strategy, the ability of Gevo to enter into binding offtake, sales or supply agreements for its products, the ability of Gevo to produce isobutanol or related hydrocarbon products at its Luverne, Minnesota production facility, the ability of Gevo to secure new customer relationships across core markets, and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Gevo and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Gevo undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Although Gevo believes that the expectations reflected in these forward-looking statements are reasonable, these statements involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Gevo in general, see the risk disclosures in the Annual Report on Form 10-K of Gevo for the year ended December 31, 2017, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the U.S. Securities and Exchange Commission by Gevo.

Non-GAAP Financial Information

This press release contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP), including non-GAAP cash EBITDA loss, non-GAAP adjusted new loss and non-GAAP adjusted net loss per share. Non-GAAP cash EBITDA excludes non-cash items such as depreciation and stock-based compensation. Non-GAAP adjusted net loss and adjusted net loss per share excludes non-cash gains and/or losses recognized in the quarter due to the changes in the fair value of certain of Gevo’s financial instruments, such as warrants, convertible debt and embedded derivatives . Management believes these measures are useful to supplements to its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management's internal comparisons to Gevo’s historical performance as well as comparisons to the operating results of other companies. In addition, Gevo believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Gevo’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

Gevo, Inc.

Condensed Consolidated Statements of Operations Information

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue
Ethanol sales and related products, net	$8,813	$6,839	$17,031	$12,333
Hydrocarbon revenue	607	660	607	749
Grant and other revenue	-	43	25	75
Total revenues	9,420	7,542	17,663	13,157

Cost of goods sold	10,693	9,705	21,276	19,113

Gross loss	(1,273)	(2,163)	(3,613)	(5,956)

Operating expenses
Research and development expense	1,469	1,891	2,258	3,108
Selling, general and administrative expense	1,637	2,123	3,507	4,297
Total operating expenses	3,106	4,014	5,765	7,405

Loss from operations	(4,379)	(6,177)	(9,378)	(13,361)

Other (expense) income
Interest expense	(904)	(630)	(1,729)	(1,341)
(Loss) on exchange of debt	(2,181)	(3,969)	(2,202)	(4,933)
(Loss) from change in fair value of the 2017 Notes	-	-	-	(339)
(Loss)/Gain from change in fair value of derivative warrant liability	(3,517)	2,260	(3,040)	5,519
(Loss)/Gain from change in fair value of 2020 Notes embedded derivative	(511)	(1,662)	2,347	(1,662)
Other income	-	20	8	26
Total other expense, net	(7,113)	(3,981)	(4,616)	(2,730)

Net loss	$(11,492)	$(10,158)	$(13,994)	$(16,091)

Net loss per share - basic and diluted	$(7.19)	$(13.22)	$(10.26)	$(23.86)
Weighted-average number of common shares outstanding - basic and diluted	1,597,242	768,625	1,363,394	674,451

Gevo, Inc.

Condensed Consolidated Balance Sheet Information

(Unaudited, in thousands)

	(unaudited)
	June 30,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$27,030	$11,553
Accounts receivable	1,443	1,054
Inventories	3,846	4,362
Prepaid expenses and other current assets	15,258	712
Total current assets	47,577	17,681

Property, plant and equipment, net	67,180	70,369
Deposits and other assets	1,273	803
Total assets	$116,030	$88,853

Liabilities
Current liabilities:
Accounts payable and accrued liabilities	$3,520	$4,011
2020 Notes embedded derivative liability	684	5,224
Derivative warrant liability	86	1,951
Total current liabilities	4,290	11,186

2020 Notes, net	11,731	13,491
2022 Notes, net	-	515
Other long-term liabilities	414	130
Total liabilities	16,435	25,322

Commitments and Contingencies (see Note 11)

Stockholders' Equity
Common Stock, $0.01 par value per share; 250,000,000 authorized, 7,990,050 and 1,090,553 shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively.	80	11
Additional paid-in capital	514,859	464,870
Accumulated deficit	(415,344)	(401,350)
Total stockholders' equity	99,595	63,531
Total liabilities and stockholders' equity	$116,030	$88,853

Gevo, Inc.

Condensed Consolidated Cash Flow Information

(Unaudited, in thousands)

	Six Months Ended June 30,
	2018	2017
Operating Activities
Net loss	$(13,994)	$(16,091)
Adjustments to reconcile net loss to net cash used in operating activities:
(Loss)/Gain from change in fair value of derivative warrant liability	3,040	(5,519)
(Loss)/Gain from change in fair value of 2020 Notes embedded derivative	(2,347)	1,662
Loss from the change in fair value of the 2017 Notes	-	339
Loss on exchange of debt	2,202	4,933
Stock-based compensation	237	225
Depreciation and amortization	3,285	3,341
Non-cash interest expense	884	196
Other non-cash expense	6	-
Changes in operating assets and liabilities:
Accounts receivable	(389)	(242)
Inventories	516	(838)
Prepaid expenses and other current assets	(416)	(114)
Accounts payable, accrued expenses, and long-term liabilities	(829)	(1,276)
Net cash used in operating activities	(7,805)	(13,384)

Investing Activities
Acquisitions of property, plant and equipment	(97)	(1,315)
Net cash used in investing activities	(97)	(1,315)

Financing Activities
Payments on secured debt	-	(9,616)
Debt and equity offering costs	(299)	(931)
Proceeds from issuance of common stock and common stock warrants	22,415	11,044
Proceeds from the exercise of warrants	1,263	6
Net cash (used in)/provided by financing activities	23,379	503

Net (decrease) in cash and cash equivalents	15,477	(14,196)

Cash, cash equivalents, and restricted cash
Beginning of period	11,553	30,499
End of period	$27,030	$16,303

Gevo, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
Non-GAAP Cash EBITDA:	2018	2017	2018	2017

Loss from operations	$(4,379)	$(6,177)	$(9,378)	$(13,361)
Depreciation and amortization	1,648	1,665	3,285	3,341
Non-cash stock-based compensation	140	97	237	225
Non-GAAP cash EBITDA	$(2,591)	$(4,415)	$(5,856)	$(9,795)

Non-GAAP Adjusted Net Loss:
Net Loss	$(11,492)	$(10,158)	$(13,994)	$(16,091)
(Loss) on exchange of debt	(2,181)	(3,969)	(2,202)	(4,933)
(Loss) from change in fair value of the 2017 Notes	-	-	-	(339)
Gain from change in fair value of derivative warrant liability	(3,517)	2,260	(3,040)	5,519
Gain from change in fair value of 2020 Notes embedded derivative	(511)	(1,662)	2,347	(1,662)
Non-GAAP Net (Loss)	$(5,283)	$(6,787)	$(11,099)	$(14,676)
Weighted-average number of common shares outstanding - basic and diluted	1,597,242	768,625	1,363,394	674,451
Non-GAAP Adjusted Net Loss per share - basic and diluted	$(3.31)	$(8.83)	$(8.14)	$(21.76)

Investor and Media Contact

Shawn M. Severson

Integra Investor Relations

+1 415-226-7747

gevo@integra-ir.com